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FROM:    MEDICAL RESOURCES, INC.
         Hackensack, N.J.


         Rubenstein Associates, Inc.
         Public Relations - Tel.  212 843-8030
         Contact:  Peter Rosenthal

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               MEDICAL RESOURCES' BOARD ACCEPTS RECOMMENDATIONS OF
             SPECIAL COMMITTEE REGARDING RELATED PARTY TRANSACTIONS


HACKENSACK, N.J., April 6, 1998 -- Medical Resources, Inc. (NASDAQ: MRII) today announced that its board of directors has voted to adopt the recommendations contained in the report of a Special Committee of two outside directors elected to the board last December and appointed to investigate certain events and review the company's policies regarding related party transactions. The two directors are Peter J. Powers, Chairman of High View Capital, a New York based investment fund, and former First Deputy Mayor of New York City, and D. Gordon Strickland, who recently served as President and Chief Executive Officer of Kerr Group.

                  The Special Committee found no evidence of any federal or state crimes or securities law violations in connection with the transactions in question. In addition, it concluded that all related-party matters were disclosed in public filings.

                  Nonetheless, the Committee recommended and the MRI board has adopted a number of measures to improve corporate governance, including new procedures that sharply limit the

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circumstances in which related party transactions are permissible, and expand the chief executive officer's role in selecting outside advisors. In addition, the Special Committee recommended and the MRI board has determined to endeavor to reconfigure the board to give outside directors a majority of its seats and select a new chairman from the outside directors.

                  The Board also accepted the Committee's recommendations concerning 712 Advisory Services, a financial advisory firm that is owned by Gary N. Siegler, chairman of the MRI board, and that employs another board member, Neil H. Koffler. Mr. Siegler had agreed prior to the Special Committee's investigation that he and 712 would abide by the results of its review.

                  With respect to the fees paid to 712 concerning 1997 acquisitions, about which questions were raised, the Special Committee determined that 712 performed acquisition advisory services fully consistent with the expectations and understanding of the committee of outside directors that approved 712's acquisition fees. The Special Committee further confirmed that the acquisition advisory fees paid to 712 on 1997 acquisitions were within the range of customary acquisition advisory fees paid to investment bankers on transactions of similar size.

                  The Committee understood that in late 1996, the board had turned to 712 to supervise an extensive acquisition program of some 59 diagnostic imaging centers and one staffing company because of the board's perceptions that management was still relatively inexperienced and did not yet have the formal training



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and necessary skills to manage an extensive acquisition program, former senior management was not directly supervising and providing sufficient input with respect to the acquisition program, and there was a limited window of time within which the acquisition program could take place, given the increasingly competitive marketplace. The Committee expressed their view that given the board's perceptions, the board should have acted sooner, i.e., within six months, to bring any additional needed skills in-house, rather than continue to rely upon, and pay fees to, 712 to provide such services.

                  Accordingly, the Special Committee recommended and 712 agreed that it will reimburse MRI approximately $1.4 million in fees for transactions completed after June 1, 1997, will repay $112,500 of 712's 1997 retainer, will waive payment of an additional $112,500 of fees accrued by MRI for the third and fourth quarters of 1997, and will pay a substantial amount of the expenses associated with the Special Committee's investigation. In addition, in light of the subsequent hiring of Duane C. Montopoli as President and CEO, Geoffrey Whynot as CFO and SBC Warburg Dillon Read as Financial Advisor, the Committee recommended and 712 agreed to allow MRI to terminate its relationship with 712.

                  Mr. Siegler has also agreed voluntarily to relinquish 750,000 stock options that were granted to him in May 1997 and permit the Board's Compensation Committee, with the assistance of



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compensation experts, to determine the appropriate director compensation for
1997.

                  "We are pleased that the board and Mr. Siegler have acted so promptly to accept our recommendations," said Mr. Powers. "The company is now positioned to put this situation behind it and go forward in pursuit of its strategic business objectives."

                  The Special Committee was formed in response to a memorandum delivered to the board last October and signed by several members of MRI's senior management. The documents cited and expressed concern over the appropriateness of several related party transactions and whether they had been properly scrutinized. The Special Committee not only reviewed services provided by and fees paid to 712 Advisory Services, but also investigated several other related party situations, including MRI's engagement of an investment banking firm of which a board member is a director. The Committee found that no irregularities had occurred with respect to the investment banking firm. The Committee worked with outside advisors headed by Jane W. Parver of Kaye, Scholer, Fierman, Hays & Handler, LLP, who was assisted by forensic accountants, corporate finance specialists, and compensation experts from the consulting firm of Ernst & Young LLP.

                  The Special Committee's report also endorsed a number of actions that the company has taken to strengthen management



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and the board since the memorandum was submitted in October. Among these steps were the appointment of Duane C. Montopoli as President and CEO and a member of the board and Geoffrey A. Whynot as Senior Vice President - Finance and Chief Financial Officer; the formation of Executive, Compensation, and Nominating Committees consisting of outside directors; the institution of monthly board meetings; and the retention of SBC Warburg Dillon Read and Willkie Farr & Gallagher, firms with which no MRI officer or director has any affiliation, as, respectively, exclusive investment banker and general corporate counsel. The Nominating Committee is currently conducting a search for two independent directors.

                  "Medical Resources, since October 1997, has considerably strengthened its management with persons whose skills are appropriate for the tasks before them and has brought to the board, and will continue to seek to bring, persons with independence from a variety of business backgrounds and experience," said Mr. Strickland. "In addition, we believe the Special Committee recommendations and measures, which the board has accepted in full, will prevent even the appearance of conflicts of interest from arising in the future."


                  Medical Resources Inc. specializes in the ownership, operation and management of diagnostic imaging centers. The company operates 101 imaging centers throughout the U.S. and provides network management services to managed care organizations in those regions. Through its subsidiary, StarMed



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Staffing, the company provides temporary healthcare staffing to acute and sub-acute care facilities nationwide.



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